EXHIBIT 5.1

March 30, 2007

TorreyPines Therapeutics, Inc.

11085 North Torrey Pines Road, Suite 300

La Jolla, CA  92037

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by TorreyPines Therapeutics, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 313,539 shares of the Company’s Common Stock, $0.001 par value (the “Shares”) reserved for issuance pursuant to the Company’s 2006 Equity Incentive Plan (the “Plan”).

In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Company’s Certificate of Incorporation and Bylaws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan and when sold and issued in accordance with the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payment are made in full).

We consent to the filing of this opinion as an exhibit to the S-8 Registration Statement.

Sincerely,

/s/ Jane Adams
Jane Adams
Cooley Godward Kronish LLP